Exhibit 3

Investor Group Comments on Pasithea

Therapeutics’ Seemingly Defensive and Dilutive

Related-Party Acquisition of Alpha-5

Intends to WITHHOLD on All of Pasithea’s Sitting Directors at the Upcoming Annual Meeting of Stockholders

Plans to Call a Special Meeting to Remove and Replace Pasithea’s Board of Directors, Which is Accountable for Misalignment, Poor Governance and Rapid Value Destruction

NEW YORK—BUSINESS WIRE—Camac Partners, LLC, affiliates of Concord Investment Partners Ltd., and Leonite Capital LLC (collectively with their affiliates, the “Investor Group” or “we”), who together are the largest stockholder of Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), today issued the following statement regarding the Company’s dilutive and reactionary acquisition of Alpha-5 integrin, LLC (“Alpha-5”):

“Given our group’s status as Pasithea’s largest stockholder and our prior warnings to the Board of Directors about making value-destructive moves, we are alarmed that the Company ignored our concerns and proceeded with the highly dilutive, related-party acquisition of Alpha-5. Pasithea has already been suffering from significant corporate governance lapses and chronic financial underperformance, including seeing a 79% stock price decline since its September 2021 initial public offering and sustaining a more than 60% trading price discount relative to cash on hand. 1 We find it shocking that the Company’s leadership has now decided to pursue this transaction less than a month after we requested a discussion and indicated opposition to any major deployment of stockholders’ capital.

It is clear to us that the sitting directors are more focused on entrenchment than on advancing stockholders’ best interests. The issuance of stock at $1.15 per share and warrants at $1.88 per share – respectively representing significant discounts to the Company’s cash per share – in a related-party transaction is an egregious example of the directors’ indifference to, and disregard for, stockholders. We intend to investigate all aspects of this very troubling transaction, including for any breaches of fiduciary duty by the Board of Directors. We also question why a transaction in which a Pasithea director had a financial interest was not presented to stockholders for approval.

We will use all available means to hold the incumbents accountable for their poor decisions and consistent disregard for stockholders, who are the true owners of Pasithea. In that spirit, we want our fellow stockholders to be aware we intend to WITHHOLD on the election of all of the sitting directors at Pasithea’s upcoming annual meeting of stockholders. In addition, we intend to convene a special meeting of stockholders at the earliest possible opportunity to remove and replace all of the sitting directors.”

Additional Information and Where to Find It

Camac Partners, LLC, Concord IP2 Ltd., Elderhill Corporation and Leonite Capital LLC, together with the other participants identified below (collectively, the “Participants”), intend to file a preliminary special meeting request statement, together with a WHITE special meeting request card, with the Securities and Exchange Commission (the “SEC”) to be to be used to solicit requests for the calling of a special meeting of stockholders of Pasithea.

Promptly after filing their definitive special meeting request statement with the SEC, the Participants intend to mail such statement and a WHITE special meeting request card to Pasithea stockholders. STOCKHOLDERS ARE URGED TO READ SUCH STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, such statement, any amendments or supplements thereto, and any other relevant documents filed by the Participants with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

In addition to the previously identified entities, it is anticipated that Camac Capital, LLC, Camac Fund, LP, Eric Shahinian, David Delaney and Avi Geller will be participants in the solicitation of special meeting requests from Pasithea stockholders. Additional information regarding the Participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the special meeting request statement and other relevant documents to be filed by the Participants with the SEC. Such information is also contained in a Schedule 13D filed by the Participants with the SEC.

Contacts

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@longacresquare.com / bkirpalani@longacresquare.com

1 Based on the Company’s IPO unit price of $5.00 per share and its closing price of $1.01 on June 21, 2022.